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                                                                     EXHIBT 10.4


                         N Hancement Technologies Inc.
                1746 Cole Boulevard, Suite 265, Golden, CO 80401
                        T-303-271-0505   F-303-271-9493




October 25, 1996


Mr. Kent Cossey
C.C. & Associates
P.O. Box 8023
San Jose, CA 95155

RE:    Proposal to Purchase Stock of C.C. & Associates ("CCA")

Dear Kent:

       This letter ("Letter of Intent") is intended to summarize the principal terms of an agreement regarding the acquisition ("Acquisition") by NHancement Technologies Inc. ("Buyer") of all of the outstanding capital stock of CCA from you and your wife, who are the sole stockholders of CCA ("Sellers") (Buyer and Sellers, collectively, the Parties).

       The Parties have substantially completed their due diligence investigations and wish to consummate the Acquisition pursuant to a written agreement (the "Definitive Agreement") subject to, among other things, the approval of the respective Boards of Directors and stockholders, as necessary, of the two companies, the preparation, execution and performance of the Definitive Agreement containing conditions, representations and warranties as may be agreed upon by the Parties, and the approval by the California Commissioner of Corporations of the terms and conditions of the Acquisition pursuant to a fairness hearing held pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended. The Parties hereby request that Buyer's counsel prepare an initial draft of the Definitive Agreement.

       It is proposed that the Definitive Agreement include the following terms:

       1. Basic Transaction. The Acquisition is intended to be structured as a tax-free reorganization pursuant to Internal Revenue Code Section 368(a)(2)(E) and, for financial accounting purposes, as a pooling of interests, in a transaction whereby CCA will be merged with a wholly-owned subsidiary of Buyer (the "Merger") and CCA will be the surviving corporation and become a wholly-owned subsidiary of Seller. The Merger will be effected in accordance with, and will have the effects of, relevant Delaware and California laws.

       2. Acquisition Consideration. At the closing, all of the outstanding capital stock of CCA will be exchanged for certificates representing the number of shares of Buyer common stock, $0.01 par value per share, equal to the quotient of $1,200,000 divided by the price per share to the public of Buyer common stock in its initial public offering (the "IPO") pursuant to a registration statement (the "Registration Statement") filed with the
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       Securities and Exchange Commission, all of which shares of Buyer common stock will be subject to restrictions on transfer pursuant to a market stand-off agreement between Sellers and the underwriter of the IPO for the 24 months following the effective date of the Registration Statement.

       3.     Employment and Noncompetition Agreements.

                     a) At the closing, Buyer will enter into a three-year employment agreement with Kent Cossey under which Kent Cossey would agree to continue to serve as CCA's president subject to the direct supervision of Buyer's chief operating officer and would be entitled to receive: (i) an annual base salary of $135,000, which in the event the net revenues of CCA (determined in accordance with generally accepted accounting principals) for a 12-month period are less than $1,000,000 ("Revenue Target"), will be reduced by an amount equal to $12,000 for every whole increment of $100,000 by which the Revenue Target is not met;
              (ii) an annual performance bonus for the first two years, targeted to be $75,000 based on the employee having achieved the established business plan for CCA, which amount will be increased upon CCA's performance exceeding the plan, and for the third year, such bonus amount to be determined pursuant to Buyer's bonus plan as approved by its board of directors; (iii) use of a leased vehicle or a monthly car allowance, (iv) and such other benefits as employees of Buyer shall be entitled. Additionally, Kent Cossey will enter into two-year confidentiality and noncompetition agreement in favor of Buyer and CCA, which, among other things, will prohibit Mr. Cossey from soliciting customers or hiring employees of Buyer or CCA.

                     b) At the closing, Buyer will enter into a three-year employment agreement with Karon Cossey under which Karon Cossey would agree to continue to serve as CCA's office manager subject to the direct supervision of CCA's president and would be entitled to receive: (i) an annual base salary of 40,000; and
              (ii) such other benefits as an employee of Buyer with similar responsibilities would be entitled. Additionally, Karon Cossey will enter into two-year confidentiality and noncompetition agreement in favor of Buyer and CCA, which, among other things, will prohibit Ms. Cossey from soliciting customers or hiring employees of Buyer or CCA.


       During the period from the date this letter is signed by the Sellers (the "Signing Date") until March 31, 1997, or such date as the Parties mutually agree to terminate the agreements hereof (the "Termination Date"), Sellers will afford Buyer with full and free access to CCA, its personnel, properties, contracts, books and records.

       Until the Termination Date Sellers will not and will cause CCA not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the outstanding capital stock of CCA or CCA's assets or business, in whole or in part, by any means; and Sellers will immediately notify Buyer regarding any contact between Sellers, CCA or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.
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       During the period from the Signing Date until the Termination Date,
Sellers shall cause CCA to be operated in the ordinary course and to refrain from any extraordinary transactions except as may be agreed upon among the Parties.

       The Parties agree to be bound by the Confidentiality and Non-Disclosure Agreement, dated as of March 7, 1995, by and between CCA and BioFactors, Inc. (a predecessor to Buyer); provided that the Parties agree that the terms of the Confidentiality Agreement shall not prevent Buyer from making any disclosure required in connection with its IPO.

       The Parties agree they will each pay their own expenses in connection with the consummation of the Acquisition; provided that Buyer agrees to pay all costs and fees of third-party accountants retained to prepare financial statements of CCA and actual fees of CCA's and Seller's counsel in an amount up to $75,000.

       During the period from the Signing Date to the Termination Date, the Buyer and each Seller will cooperate with each other and proceed as promptly as is reasonably practical to consummate the Acquisition.

       If this letter correctly sets forth our understanding, please indicate so by signing and returning to me the enclosed copy of this letter.


                                           Very truly yours,
                                           N Hancement Technologies Inc.


                                           By: /s/ ESMOND T. GOEI
                                              ---------------------------------
                                                  Esmond T. Goei, President



AGREED TO AND ACCEPTED THIS 25th DAY OF OCTOBER, 1996.

                                           Cossey-Capozzi, Inc.


                                           By: /s/ KENT COSSEY
                                              ---------------------------------
                                                  Kent Cossey, President